EXHIBIT (m)(2)(b)

SCHEDULE B

The total fees paid by the respective Class of each Series of a Fund pursuant to this Distribution Plan shall not exceed the rate, as a percentage of that Class’ average annual net· assets, set forth below:

Fund/Series

Class C

Class C
Distribution

Distribution Fee

Service Fee

Calvert Management Series

Calvert Tax-Free Responsible Impact Bond Fund

     0.75%

     0.25%

Calvert World Values Fund, Inc.

Calvert International Equity Fund

     0.75%

     0.25%

Calvert Responsible Index Series, Inc.

Calvert U.S. Large Cap Core Responsible Index

     0.75%

     0.25%

Calvert Impact Fund, Inc.

Calvert Small Cap Fund

     0.75%

     0.25%